Annual Report

Cover Page

Name of issuer:

CrowdMed, Inc.

Legal status of issuer:

Form: Corporation

Jurisdiction of Incorporation/Organization: DE

Date of organization: 10/31/2012

Physical address of issuer:

11201 N. Tatum Blvd Suite 300 PMB 15731
Phoenix AZ 85028

Website of issuer:

https://www.crowdmed.com/

Name of intermediary through which the offering will be conducted:

Wefunder Portal LLC

CIK number of intermediary:

0001670254

SEC file number of intermediary:

007-00033

CRD number, if applicable, of intermediary:

283503

Current number of employees:

2

	Most recent fiscal year-end:	Prior fiscal year-end:
Total Assets:	$789,678.00	$833,451.00
Cash & Cash Equivalents:	$774,459.00	$827,900.00
Accounts Receivable:	$10,000.00	$0.00
Short-term Debt:	$22,021.00	$38,652.00
Long-term Debt:	$3,195,292.00	$2,430,292.00
Revenues/Sales:	$282,981.00	$124,862.00
Cost of Goods Sold:	$0.00	$0.00
Taxes Paid:	$2,464.00	$2,372.00
Net Income:	($802,014.00)	($977,491.00)

Select the jurisdictions in which the issuer intends to offer the securities:

AL, AK, AZ, AR, CA, CO, CT, DE, DC, FL, GA, HI, ID, IL, IN, IA, KS, KY, LA, ME, MD, MA, MI, MN, MS, MO, MT, NE, NV, NH, NJ, NM, NY, NC, ND, OH, OK, OR, PA, RI, SC, SD, TN, TX, UT, VT, VA, WA, WV, WI, WY, B5, GU, PR, VI, 1V

Offering Statement

Respond to each question in each paragraph of this part. Set forth each question and any notes, but not any instructions thereto, in their entirety. If disclosure in response to any question is responsive to one or more other questions, it is not necessary to repeat the disclosure. If a question or series of questions is inapplicable or the response is available elsewhere in the Form, either state that it is inapplicable, include a cross-reference to the responsive disclosure, or omit the question or series of questions.

Be very careful and precise in answering all questions. Give full and complete answers so that they are not misleading under the circumstances involved. Do not discuss any future performance or other anticipated event unless you have a reasonable basis to believe that it will actually occur within the foreseeable future. If any answer requiring significant information is materially inaccurate, incomplete or misleading, the Company, its management and principal shareholders may be liable to investors based on that information.

THE COMPANY

1. Name of issuer:

CrowdMed, Inc.

3. Has the issuer or any of its predecessors previously failed to comply with the ongoing reporting requirements of Rule 202 of Regulation Crowdfunding?

☐ Yes ☑ No

DIRECTORS OF THE COMPANY

4. Provide the following information about each director (and any persons occupying a similar status or performing a similar function) of the issuer.

Director	Principal Occupation	Main Employer	Year Joined as Director
Lee Jared Heyman	CEO	CrowdMed	2012

For three years of business experience, refer to Appendix D: Director & Officer Work History.

OFFICERS OF THE COMPANY

5. Provide the following information about each officer (and any persons occupying a similar status or performing a similar function) of the issuer.

Officer	Positions Held	Year Joined
Lee Jared Heyman	CEO	2012

For three years of business experience, refer to Appendix D: Director & Officer Work History.

PRINCIPAL SECURITY HOLDERS

6. Provide the name and ownership level of each person, as of the most recent practicable date, who is the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power.

Name of Holder	No. and Class of Securities Now Held	% of Voting Power Prior to Offering
Lee Jared Heyman	Common 8,800,000	80.0

BUSINESS AND ANTICIPATED BUSINESS PLAN

7. Describe in detail the business of the issuer and the anticipated business plan of the issuer.

For a description of our business and our business plan, please refer to the attached Appendix A, Business Description & Plan

RISK FACTORS

The U.S. Securities and Exchange Commission does not pass upon the merits of any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering document or literature.

These securities are offered under an exemption from registration; however, the U.S. Securities and Exchange Commission has not made an independent determination that these securities are exempt from registration.

8. Discuss the material factors that make an investment in the issuer speculative or risky:

CrowdMed has 4 health plan pilots in various stages of negotiation and execution, including 3 major US-based plans and 1 international plan. If these pilots are successful, they could lead to multi-million dollar client relationships and access to hundreds of thousands, or even millions, of covered patient lives. However, if these pilots are not successful, the health plans will not likely engage with CrowdMed at-scale.

CrowdMed's current revenue is not sufficient to support its fixed costs. If the company does not grow revenue via health plan partnerships or direct-to-consumer marketing, or from investment capital, it will not be able to maintain operations.

Reliance on Key Personnel. As a startup organization, the company is still very dependent on its co-founders. If anything catastrophic were to happen to Axel Setyanto or Jared Heyman, the future of the company would be compromised.

Security Vulnerabilities. While the company has passed a thorough third-party IT security audit, it's impossible to rule out all security vulnerabilities. If the company's protected patient information were to be hacked, it could cause repetitional damage to the company and create a legal liability.

Ownership and Capital Structure

DESCRIPTION OF ISSUER'S SECURITIES

17. What other securities or classes of securities of the issuer are outstanding? Describe the material terms of any other outstanding securities or classes of securities of the issuer.

Class of Security	Securities (or Amount) Authorized	Securities (or Amount) Outstanding	Voting Rights
Common	20,000,000	11,037,347	No
Preferred Stock	10,000,000	0	Yes

Class of Security	Securities Reserved for Issuance upon Exercise or Conversion
Warrants:	
Options:	60,000

24. Describe the material terms of any indebtedness of the issuer:

Convertible Note

Issue date	02/23/13
Amount	$2,400,000.00
Valuation cap	$8,000,000.00

Convertible Note

Issue date	04/27/13
Amount	$100,000.00
Valuation cap	$8,000,000.00

Convertible Note

Issue date	09/26/15
Amount	$800,000.00
Valuation cap	$18,000,000.00

Convertible Note

Issue date	10/31/16
Amount	$325,000.00

Convertible Note

Issue date	03/31/17
Amount	$400,000.00

Convertible Note

Issue date	05/31/17
Amount	$370,000.00

Convertible Note Dated 2/7/2013, $2,400,000, 2% interest rate, matures Sept. 28, 2017

Convertible Note Dated 4/8/2013, $100,000, 2% interest rate, matures Sept. 28, 2017

Convertible Notes Dated Sept. 28, 2015, $800,000, 2% interest rate, matures Sept. 28, 2017

25. What other exempt offerings has the issuer conducted within the past three years?

Offering Date	Exemption	Security Type	Amount Sold	Use of Proceeds
9/2015	Section 4(a)(2)	Convertible Note	$800,000	General operations
10/2016	Section 4(a)(2)	Convertible Note	$325,000	General operations
3/2017	Section 4(a)(2)	Convertible Note	$400,000	General operations
4/2017	Regulation Crowdfunding	Convertible Note	$403,471	General operations
5/2017	Section 4(a)(2)	Convertible Note	$370,000	General operations

26. Was or is the issuer or any entities controlled by or under common control with the issuer a party to any transaction since the beginning of the issuer's last fiscal year, or any currently proposed transaction, where the amount involved exceeds five percent of the aggregate amount of capital raised by the issuer in reliance on Section 4(a)(6) of the Securities Act during the preceding 12- month period, including the amount the issuer seeks to raise in the current offering, in which any of the following persons had or is to have a direct or indirect material interest:

1. any director or officer of the issuer;
2. any person who is, as of the most recent practicable date, the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power;
3. if the issuer was incorporated or organized within the past three years, any promoter of the issuer;
4. or (4) any immediate family member of any of the foregoing persons.

☐ Yes
☑ No

FINANCIAL CONDITION OF THE ISSUER

27. Does the issuer have an operating history?

☑ Yes
☐ No

28. Describe the financial condition of the issuer, including, to the extent material, liquidity, capital resources and historical results of operations.

Management's Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes and other financial information included elsewhere in this offering. Some of the information contained in this discussion and analysis, including information regarding the strategy and plans for our business, includes forward-looking statements that involve risks and uncertainties. You should review the "Risk Factors" section for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

We harness the wisdom of the crowds to help patients find the right path to a cure. Our community of expert Medical Detectives resolve challenging medical cases more quickly, accurately, and inexpensively than the traditional medical system. Patients who come to CrowdMed have wasted years and thousands of dollars bouncing from specialist to specialist, yet are still seeking answers. Now, they can access a community of thousands of medical experts all at once, online for a fraction of the price.
One-third of US families have suffered from a medical issue that remains undiagnosed after consulting 2 or more physicians. But our patients can submit their case to thousands of vetted medical detectives who collaborate to resolve it. Studies show we're more reliable, cheaper, and faster than the traditional medical system alone. We've already launched pilots with 3 major health insurance plans—including one of the country's largest—to bring CrowdMed to millions of patients at no extra charge.

Milestones

CrowdMed, Inc. was incorporated in the State of Delaware in October 2012.

Since then, we have:

- 1/3 of families have suffered from an unresolved medical issue after seeing 2+ physicians

- 20,000+ medical detectives have registered for CrowdMed

- 1500+ medical cases have been resolved on CrowdMed

- 28% reduction in medical costs for CrowdMed patients

- 3 paid pilots with major U.S. health plans

Historical Results of Operations

- *Revenues & Gross Margin.* For the period ended December 31, 2017, the Company had revenues of $282,981 compared to the year ended December 31, 2016, when the Company had revenues of $124,862. Our gross margin was 100.0% in fiscal year 2017, compared to 100.0% in 2016.

- *Assets.* As of December 31, 2017, the Company had total assets of $789,678, including $774,459 in cash. As of December 31, 2016, the Company had $833,451 in total assets, including $827,900 in cash.

- *Net Loss.* The Company has had net losses of $802,014 and net losses of $977,491 for the fiscal years ended December 31, 2017 and December 31, 2016, respectively.

- *Liabilities.* The Company's liabilities totaled $3,217,313 for the fiscal year ended December 31, 2017 and $2,468,944 for the fiscal year ended December 31, 2016.

Liquidity & Capital Resources

To-date, the company has been financed with $4,395,000 in convertibles.

We plan to use the proceeds as set forth in this Form C under "Use of Funds". We don't have any other sources of capital in the immediate future.

We will likely require additional financing in excess of the proceeds from the Offering in order to perform operations over the lifetime of the Company. Except as otherwise described in this Form C, we do not have additional sources of capital other than the proceeds from the offering. Because of the complexities and uncertainties in establishing a new business strategy, it is not possible to adequately project whether the proceeds of this offering will be sufficient to enable us to implement our strategy. This complexity and uncertainty will be increased if less than the maximum amount of securities offered in this offering is sold. The Company intends to raise additional capital in the future from investors. Although capital may be available for early-stage companies, there is no guarantee that the Company will receive any investments from investors.

Runway & Short/Mid Term Expenses

CrowdMed, Inc. cash in hand is $630,000, as of April 2018. Over the last three months, revenues have averaged $10,000/month, cost of goods sold has averaged $5,000/month, and operational expenses have averaged $40,000/month, for an average burn rate of $35,000 per month. Our intent is to be profitable in 0 months.

FINANCIAL INFORMATION

29. Include financial statements covering the two most recently completed fiscal years or the period(s) since inception, if shorter:

Refer to Appendix C, Financial Statements

OTHER MATERIAL INFORMATION

31. In addition to the information expressly required to be included in this Form, include:

- (1) any other material information presented to investors; and
- (2) such further material information, if any, as may be necessary to make the required statements, in the light of the circumstances under which they are made, not misleading.

All information presented to investors hosted on Wefunder.com is available in Appendix A: Business Description & Plan.

ONGOING REPORTING

32. The issuer will file a report electronically with the Securities & Exchange Commission annually and post the report on its website, no later than:

120 days after the end of each fiscal year covered by the report.

33. Once posted, the annual report may be found on the issuer's website at:

https://www.crowdmed.com/invest

The issuer must continue to comply with the ongoing reporting requirements until:

1. the issuer is required to file reports under Exchange Act Sections 13(a) or 15(d);
2. the issuer has filed at least one annual report and has fewer than 300 holders of record;
3. the issuer has filed at least three annual reports and has total assets that do not exceed $10 million;
4. the issuer or another party purchases or repurchases all of the securities issued pursuant to Section 4(a)(6), including any payment in full of debt securities or any complete redemption of redeemable securities; or the issuer liquidates or dissolves in accordance with state law.

APPENDICES

Appendix A: Business Description & Plan

Appendix C: Financial Statements

FOLLOW US FOR UPDATES
1 UPDATES 371 FOLLOWERS

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TEDMED

CROWDMED

Crowdsourcing expertise to solve complex medical cases online

$403,471 raised from **609** investors
Successfully Funded on Apr 18 2017

> *We harness the wisdom of the crowds to help patients find the right path to a cure. Our community of expert Medical Detectives resolve challenging medical cases more quickly, accurately, and inexpensively than the traditional medical system. Patients who come to CrowdMed have wasted years and thousands of dollars bouncing from specialist to specialist, yet are still seeking answers. Now, they can access a community of thousands of medical experts all at once, online for a fraction of the price.*



Jared Heyman
CEO, CROWDMED

OUR AMBITION

One-third of US families have suffered from a medical issue that remains undiagnosed after consulting 2 or more physicians. But our patients can submit their case to thousands of vetted medical detectives who collaborate to resolve it. Studies show we're more reliable, cheaper, and faster than the traditional medical system alone. We've already launched pilots with 3 major health insurance plans—including one of the country's largest—to bring CrowdMed to millions of patients at no extra charge.

KEY FACTS

- 1/3 of families have suffered from an unresolved medical issue after seeing 2+ physicians
- 20,000+ medical detectives have registered for CrowdMed
- 1500+ medical cases have been resolved on CrowdMed
- 28% reduction in medical costs for CrowdMed patients
- 3 paid pilots with major U.S. health plans

https://crowdmed.com *from San Francisco CA* Y COMBINATOR TECH SOFTWARE HEALTHCARE

Why I Like CrowdMed

As the partner in charge of the consumer and seed investing practices at NEA, I led the firm's investment in CrowdMed because I was struck by the company's enormous market and the effectiveness with which CrowdMed's highly innovative approach solves one of the biggest problems in healthcare today. From the very start, it has been clear that Jared has the passion, entrepreneurial skill, and domain expertise to bring large-scale crowdsourced medical answers to those who need them most. I'm thrilled by the company's progress over the years, its top-notch team, its tens of thousands of users, and its dramatic patient successes. CrowdMed has built a proven and highly scalable platform – and with... READ MORE



Patrick Chung

CO-FOUNDER AND GENERAL PARTNER, XFUND

All of the 'detectives' who participated were extremely helpful, friendly and conscientious in seeking more info. CrowdMed went beyond what any MD or specialist has done for me, so far.

Lizzette from Monkstown, Canada

Patient

As an expert reviewer, Crowdmed has given me a unique and deeply rewarding opportunity to work directly with patients, helping them better understand their medical condition, find validation and empathy, and move one step closer to a diagnosis or effective treatment.

Yun Rose Li

Medical Detective, MD-PhD Candidate

Bloomberg

How Crowdsourcing Can Help Solve Medical Cases

May 21 (Bloomberg) -- CrowdMed CEO Jared Heyman and Bloomberg's Cory Johnson discuss the medical diagnostic site that harnesses the wisdom of crowds. They speak on Bloomberg Television's "Street Smart." (Source: Bloomberg) The Sacramento

May 21, 2016 @ bloomberg.com

USA TODAY

CrowdMed: Would you trust Internet sleuths to diagnose rare disease?

SAN FRANCISCO - Before her bike accident, Catherine Tan was a perfectly healthy teenager. But one morning, she fell off her bicycle on the way to school and cracked her head so hard on the pavement that her helmet split in two. In the years that

November 30, 2015 @ usatoday.com

CBS

San Francisco Entrepreneur Helps Solve Medical Cases Online

Jared Heyman is founder and CEO of CrowdMed, where the collective wisdom of 'medical detectives' is used to identify rare medical conditions that otherwise baffle medical professionals. Heyman has been featured on Bloomberg TV, Fox News, CBS,

November 16, 2015 @ sanfrancisco.cbslocal.com

POPSCI

You Can Now Crowdsource Your Medical Diagnoses, But Should You?

In 2003, Carly Heyman fell ill with some bizarre symptoms. She was depressed, gained 50 pounds, would sleep all day but would wake up with a start from horrible nightmares and suicidal thoughts. Her parents took her to doctor after doctor, who

July 6, 2015 @ popsci.com

Smithsonian.com

History, Travel, Arts, Science, People, Places | Smithsonian

July 3, 2015 @ smithsonianmag.com

Can a Group of Strangers Replace Your Doctor?

Before she got sick, Carly Heyman had never failed at anything. Growing up in the Atlanta suburbs as the youngest of three, she was peppy and well adjusted, managing to skip over typical teenage angst.
June 30, 2015 @ elle.com

Crowdsourcing Medical Cases

6/25/2015 12:13AM If you're feeling unwell or you're a doctor stuck on a difficult medical case, two services now connect you to other experts. The WSJ's Deborah Kan introduces us to Figure1 and CrowdMed.
June 25, 2015 @ wsj.com

The crowd will see you now

THAT people scour the pages of the world wide web searching for answers to medical problems is well known. Indeed, doctors label the most diligent seekers of online medical information "cyber-chondriacs".
May 23, 2015 @ economist.com

Can an online 'crowd' diagnose what your doctor can't?

Since its launch in April 2013, CrowdMed has claimed success in solving more than 700 of the world's most baffling medical cases, those that defy diagnosis despite multiple medical visits, expensive tests and sometimes years of suffering.
April 30, 2015 @ chicagotribune.com

Can Medical Diagnoses Be Crowd-Sourced? For Over 500, The Answer Is 'Yes!'

Patients submit medical history and medical records online and then wait for medical detectives from around the globe to weigh in.
December 15, 2014 @ wbur.org

A doctor's office that can't be overcrowded

Jared Heyman, entrepreneur and founder of CrowdMed, reveals how crowd wisdom can help solve even the most elusive medical mysteries.
September 27, 2014 @ tedmed.com

Patrick 'McDreamy' Dempsey Invests in Health Startup CrowdMed

A San Francisco health technology startup called CrowdMed has attracted an unusual investor-film and television star Patrick Dempsey, best known for his role as Dr. Derek Shepherd on Grey's Anatomy. The deal marks Mr. Dempsey's first foray into angel
May 20, 2014 @ blogs.wsj.com

Medical web tool lets the crowd diagnose your illness

A startup has launched a web tool that uses the collective knowledge of the public to solve rare medical mysteries, turning medicine into a "team sport". US-based CrowdMed, launched at the TedMed conference in Washington DC, is the brainchild
April 17, 2013 @ wired.co.uk

With $1.1 Million In Funding, YC-Backed CrowdMed Launches To Crowdsource Medical Diagnoses

Y Combinator-backed startup CrowdMed hopes to use the wisdom of the crowds to speed up and lower the cost of diagnosing rare medical conditions. By crowdsourcing medical data and applying some patented predictive technology, the company
April 16, 2013 @ techcrunch.com

THE TRADITIONAL MEDICAL SYSTEM DOESN'T ALWAYS WORK

$360 billion are wasted every year on unresolved medical cases.

A patient with uncommon symptoms must go from specialist to specialist—whose diagnoses may differ from one to another—before they can even begin treatment. We are eliminating those unnecessary steps by giving patients access to thousands of experts right from their computer.


"CrowdMed let me leverage information from the world."
- Rip Heminway
Olympia, WA, Patient



1/3 of Families

Suffer from an unresolved medical issue after seeing 2+ physicians



74% of Physicians

Believe their cases were resolved when they actually were *not*



25% of Cases

Eventually cost more than $20k to resolve

WE BRING THE EXPERTS TO THE PATIENTS

Our medical detectives discuss, collaborate, and help diagnose illnesses.

Our 20,000 medical detectives review the patient's symptoms and formulate consensus diagnostic and solution suggestions. The patient can take their final report to their preferred physician and start getting treated as soon as possible. They can spend their time healing instead of searching for answers.



Patients anonymously fill out an online questionnaire or use our concierge service.



Upload medical records, imaging and diagnostic test results.



10-20 Medical Detectives work alongside the case moderator to solve the case.



A final report for the patient to discuss with treating physicians.



How it Works: For Patients



How it Works: For Medical Detectives

HEAR FROM OUR PATIENTS AND DOCTORS

CrowdMed has been proven to resolve more than 60% of cases in a matter of weeks, not years.



"I was frustated every time I visited a specialist.

They'd give me a list of things they thought it might be. But there was never any concrete clarity."

- Rip Heminway, Patient



"CrowdMed fills the need no doctor can fill.

People who submit to CrowdMed are at the rope's end and really need to have research done opposed to going to specialist to specialist to specialist."

- Dianna Cleaveland, Patient



"What [CrowdMed] is doing is unprecedented.

By utilizing CrowdMed, one accesses not one physician, but hundreds if not thousands of physicians from all backgrounds."

- Dr. Daniel Aur, Medical Detective

WE'VE RESOLVED OVER 1500 MEDICAL CASES SO FAR

Our pilot programs with health plans will also expose us to millions of more patients.

We currently have a community of 20,000 registered medical detectives. We've reach a point where we're ready to scale our services with health plans and engage more of our medical detective community. Health plans will cover our services for their millions of patients in need.


1800
1500
1200
900
600
300
0
Total Cases Resolved to Date: 1595
2013
2014
2015
2016
Number of Total Cases Resolved

75%
of confirmed diagnosis came from CrowdMed

20,000+
registered medical detectives so far

5x
patients prefer CrowdMed than traditional process

OUR JOURNEY SO FAR

We've been organically growing technology and our community. Now, we're ready to pivot from B2C model to focus on insurance providers.



Y Combinator Winter'13

CrowdMed is accepted into the #1 startup accelerator in the world.

December 2013



CrowdMed launches. $2.4M raised.

CrowdMed raises $2.4 million from top-tier investors NEA, Khosla Ventures, Andreesen Horowitz, and Greylock.

April 2014

500 Patient Cases Resolved by 7,500+ Medical Experts

September 2014

1,000 Patient Cases Resolved By 10,000+ Medical Experts

July 2015

Reviewed by JMIR Publications

Peer-reviewed academic published in the JMIR validating CrowdMed's 60% success rate and other clinical results.

January 2016

CrowdMed Wins First Pilot Project for a Major US Health Plan

Our first pilot with a us health plan exposes us to hundreds of thousands of patients and sets precedent for future partnerships.

March 2016

Second Peer-Reviewed Academic Paper

Paper validates CrowdMed's 28% medical cost reduction and other economic results.

June 2016

Four to Five Pilots Will Be Underway with U.S. Health Plans.

Winter 2016

First Full Scale Health Plan Partnership Will Be Underway. Total Population: 400,000 - 500,000 Covered Lives.

Spring 2017


TEDMED

TOGETHER, WE CAN SAVE LIVES

I was inspired to start CrowdMed after watching my little sister suffer for three miserable years with undiagnosed medical condition. As she bounced from doctor to doctor, I witnessed how ill-equipped our medical system is to help people with complex illnesses, thanks to a perfect storm of over-specialization, lack of care coordination, redundant testing, over-medication, misaligned incentives, and more.

Since launching our site in 2013, I've read thousands of CrowdMed patient stories eerily similar to my sister's, and was shocked to learn than 1 out of 3 American families have experienced an unresolved medical issue after seeing multiple physicians. This is why CrowdMed must exist.

SHOW MORE

Founder



Jared Heyman

CEO

Jared is a 15-year Internet tech veteran whose previous company, Infosurv, is still an active multi-million dollar success. A travel junkie, has visited over 50 countries.

AND THE REST OF THE TEAM



Tricia Ismail
Communications Director



Mark Belongie
VP Strategic Alliance



Jessica Greenwalt
Advisor



Greg Swayne
Advisor



Greg Denari
Advisor

Raised $4,798,471 From 617+ Investors

Andreessen Horowitz
A Silicon Valley-based venture capital firm. Software is eating the world.

Khosla Ventures
Khosla Ventures is a venture assistance firm run by people who listen to, analyze and advise entrepreneurs.

Y Combinator
Y Combinator created a new model for funding early stage startups.

Sv Angel
A San Francisco-based angel firm. We help startups with business development, financing, M&A and other strategic advice.

Knight Foundation
Knight Foundation supports transformational ideas that promote quality journalism, advance media innovation, engage communities and foster the arts.

Emerson Collective
We focus our work on improving education, championing common sense immigration reform, and fostering innovative solutions to social issues.

MORE INVESTORS

Interview

− COLLAPSE ALL

WF: What is CrowdMed? ^

CrowdMed is a website for harnessing the medical wisdom of crowds online. The media has called us a crowdsourced Doctor House. If a patient has a medical condition that is difficult to diagnose or difficult to resolve, they post their case on our site. We then have a community of thousands of medical experts—medical detectives—from all over the world who collaborate on our platform to solve the patient's case.

WF: Can you tell us how does the platform work from the patient's perspective? ^

Patients register for an account on Crowdmed.com which only takes a couple minutes. They then complete our patient questionnaire where we ask them questions about their symptoms, their medical history, what medications they're taking, and all the details we need to understand their medical condition, in order to collect all the clues that our medical detectives might need. The patient can also upload medical records, their diagnostic test results, any other types of medical information that might be useful. All of this is done completely anonymously.

Once the patient has submitted their information, they then select one of our three service packages. The service packages vary in terms of which types of medical detectives may participate in the case, and also what level of cash reward is associated with their case. That cash reward, of course, helps attract our best and brightest detectives.

From there, the medical detectives may ask questions via chat, may ask for additional test results, or any type of detail on the patient's symptoms, they may ask the patient if certain diagnoses or treatments have been already attempted. They are trying to understand a patient's case and gather all information they might need. The patient will also start receiving diagnostic and solution suggestions from our community. They could even watch as the community debates why they think a certain diagnosis or solution is likely correct. All this happens with full transparency in front of the patient. At the end of the process when the patient feels they've had enough information, they take their case down, which is when their subscription fees stop accruing. They get a PDF format that summarizes all of the findings of their CrowdMed case which they have been instructed to share with their treating physician.

WF: What kind of patients come to you? ^

Our patients come with a wide variety of different types of ailments. The one thing that all of our patients have in common is they've all seen at least a couple of physicians, yet they're still seeking answers. They don't have a diagnosis they think is the correct cause, so they don't have the correct treatment plan. While we do accept cases from a wide variety of different types, the two most common categories we see are either autoimmune or neurological. The reason for that is probably because these conditions are often very difficult to diagnose.

WF: How do patients find you? ^

We're getting so much organic traffic that we're not actually spending any money right on marketing. We get tens of thousands of organic website visitors every month. The way these patients find us, first of all, is by searching online. If you go to Google right now and type in “difficult medical case” we're the first result. Even if you type in something as broad as “online medical diagnosis” we're in the first few results.

The second way is through media. CrowdMed has enjoyed a lot of press since every since our very early days, and we have been featured on dozens of TV programs, just about every print publication you can think of, radio programs, NPR, you name it.
The third way which is equally important is through word of mouth. They hear about us through other patients and sometimes even their physician.

WF: How does the platform work from the medical detective's perspective?

A detective signs up for an account, free of charge. We ask them a few questions about their medical background, and check their license number and medical credentials. Once we've verified their credentials, they get additional influence and privileges on our site. If they're not a licensed medical professional, they can still sign up for the site, but they have more limited privileges. For example, anything they say has to be individually approved by the case moderator, who's always a licensed physician, before the patient even sees it.

At any given point in time, we typically have 100 or 200 active cases on the site, which medical detectives can browse through. We've created tools to make it easy for the detectives to find the cases that match their unique expertise. For example, if you're a neurologist, you search for only neurological cases.

Once you have found a case that interests you, you can view the full case history. You see all of the information submitted by the patient, including their responses to our patient questionnaire, and any medical details or information that they've uploaded. You can see the history of that case, all the questions that have been asked to the patient by other detectives and how the patient has answered them. You can see all the discussion threads around particular diagnostic or solution suggestions. Then, you can start participating in the case right away. You can ask real questions to the patient. You can start participating in the discussion threads. You can make new diagnostic or solution suggestions to supplement those that have already been formally made in that case.

Finally, you can allocate points to what you think is the most probably correct diagnostic or solution idea. You can win points and cash by making smart allocations.

Finally, once the case has closed on our site, within 30 days the patient comes back and tells us what was the best answer they received, and how was their experience, and who was the most helpful detectives. The detectives receive that feedback. They also learn how much points and cash they won in that case based on their performance.

WF: What are the motivations of a medical detective?

It's really a mix between financial and non-financial incentives. On the financial side, our top detectives make tens of thousands of dollars solving cases on our site. There is substantial money to be made by a high performing detective, based on performance. None of our incentives or cash rewards are based on participation -- it's all based on performance. The average cash reward on a given CrowdMed case is about $400. That money goes to the detective or detectives who performed best on that case.

When we survey the detectives they often say financial incentives are not their top motivation. They mention things like intellectual challenge and how CrowdMed provides interesting cases not often seen in clinical practice. Medical detectives also mention the learning aspect, how they really get to learn from their peers across different specialties and different geographies. They also mention altruism. They say that CrowdMed allows them to help patients very directly and without the headaches of clinical practice, worrying about liability, and dealing with insurance companies.

We've found engagement among the detectives to be pretty high if they're good. We've created an almost tournament structure, where anybody can sign up, but only the strongest survive. Our average detective participates in 50 or more cases over the course of their time on the site.

WF: What does the market look like for you?

We did a survey of n=400 American households to understand how many patients need our service—and the results seemed surprisingly high, even to us. What we found is that one out of three households in the U.S. has a family member who had an unresolved medical condition even after seeing two or more physicians. That's how we define our target population: anyone with an unresolved medical condition after seeing two or more physicians.

We also found that half these families say that the condition remains unresolved to date, which means that roughly one out of six families should have an immediate need for what we do. We're, therefore, estimate that if there are about 2.5 people per household, conservatively maybe 6% or so of the general population currently has an unresolved medical condition after seeing multiple physicians. We're also estimating that if we work with a health plan in any given year, we would actually engage maybe about 30% of that, so we're estimating about a 2% overall adoption rate with any given population, any given year.

WF: Why would health plans want to partner with CrowdMed?

Our patients have a 5x preference for CrowdMed over the traditional medical system, which is not surprising given that it's so much more efficient for them and we have a high success rate. That's something that also interests health plans. Not only do they want to reduce their costs, but they care about having a differentiated offering in a highly competitive environment, and frankly, a highly commoditized market. The health plans primarily view us as an ROI mechanism but they also care about the fact that we can improve the engagement of their members, and perhaps improve member loyalty.

WF: How fast are you growing? How are you measuring growth?

We've had over 20,000 medical detectives register on our site. We've had over 17,000 patients register on our site. We've had over half a million unique visitors to the site. We've had, to date, over 7,000 cases that have been submitted on CrowdMed. Of those, we've had about 1,700 that have been activated on the site, and eventually resolved on the site with about a 60% success rate, which is very high given the degree of difficulty of these cases and the fact that our average patient has already seen more than half a dozen physicians.

WF: What's been your largest challenge so far?

In terms of barriers to growth, our biggest barrier is our pricing. It's not inexpensive to submit a CrowdMed case. Patients pay about $500 or $600 on average, which you could look at as a small amount given the importance of one's health. But $500 or $600 is a lot to pay out of pocket for something that your health insurance won't reimburse for. Our price point, and the fact that it's an out of pocket expense, really has been a barrier to growth. We can't really reduce that price because we need to have enough financial incentives built into our pricing to motivate our detectives. A big portion of what patients pay us is passed along to detectives as their cash reward.

WF: How will you overcome that price barrier challenge?

Our plan to overcome that barrier is to partner with health plans, and make CrowdMed something health plan cover instead of having the patient pay for it out of pocket, which would then change from something costing several hundred dollars to something that's free for them. We have much higher conversion rates when a patient doesn't have to pay.

It's also good for the health plan; we found that for every $1 paid for a CrowdMed case, that patient's overall medical costs go down by about $4 in the first year. It's a substantial ROI for a health plan sponsoring a CrowdMed case. It's a real win-win scenario. Health plans will end up paying similar to what our patients pay today, $500 to $1,000 per case, which for them, is less costly than one MRI.

WF: How would the relationship between CrowdMed and health plans benefit each other?

Many health plans have hundreds of thousands to millions of members. That's a great population for CrowdMed to be able to tap into.

There's an academic paper that was published this year in the Journal of Medical Internet Research, the JMIR. This paper was written by some academic researchers at the NYU School of Medicine, who analyzed actual medical claims for CrowdMed patients submitted to their health plan.

They looked at what patients cost their health plan the 12 months prior to CrowdMed versus through 3 to 12 months post CrowdMed, and they found we reduced the patient's' costs by about 30% on average, which equates to about 4x ROI in the first year. They also found our patients had been sick for many years and seen many physicians, and if we could intervene earlier in their diagnostic odyssey, we can increase that ROI from 4x to probably much more. That's our big value to health plans, to start mining their claims data and really pinpoint those patients who are likely to need CrowdMed before they've gone too far down that path.

WF: What are the next steps for CrowdMed to grow?

We've decided to shift our business model from a B2C to a B2B model because the willingness-to-pay issue we found amongst patients was proving a tough bottleneck.

So we started reaching out to health plans earlier this year. I'm pleased to say we've had a very warm reception. When we talked to the chief medical officer of a health plan, they say, "Yes. This is a known problem for us. We realize that we have this small subset of patients that are driving up a lot of costs for us, but we realize there hasn't been a solution for these patients other than bouncing from doctor to doctor." It's an expensive problem, and one that health plans know know about and are eager to solve. There's really no other solution out there.

WF: What's your progress been with health plans?

We've already had three health plans agree to a paid CrowdMed pilot. These are major health plans, among them is one of the top 10 largest health plans in the country, another is a large Blue Cross Blue Shield plan. Collectively the Blue Cross Blue Shield family of plans insures about one out of three Americans, so the growth potential with them is enormous. We even have one of the largest health plans in Australia doing a pilot with us.

If those pilots go well, we can eventually gain access to all of their members. All of these health plans have over a half million members. The largest health plan we're working with has over 6 million members. We're estimating about $2 million in revenue per year per 100,000 covered patient lives within their population.

WF: What are your risks and disadvantages?

We know there's a need out there. We know CrowdMed provides value. We know that health plans are interested. The biggest hurdle we have to overcome is execution. Can we hire the right salespeople to go from 3 pilots to 10 or 20 pilots? Will those pilots convert into full-scale engagements? There's every reason to think they should, but it takes time. We'll have to also make sure that these pilots go as well as they should and mirror our historical success rates.

One huge disadvantage in working with health plans is they're slow moving. Health plans are very bureaucratic organizations. For us, it's just a matter of an 18-month sales cycle to actually get a health plan working with us at scale. We have to be ready to weather that storm. This is why we want to raise money right now so we've got the resources to make it to the other end of that process.

WF: How will your model evolve as you scale?

We've always had a surplus of medical detectives relative to patient demand. Because patient demand is constrained by this willingness-to-pay issue, and because detectives genuinely enjoy solving cases on our site and find our incentive structure quite motivating, we haven't had a shortage of medical detectives in years. We could handle a several times increase in our patient volume without adding a single new detective.

That being said, if these pilots convert into full scale engagements, then we would have a detective shortage. To combat that, we've already figured out the best scalable channels for us to recruit more detectives. What works well for us are Facebook and Google ads. We have done some testing in the past to find that we can scalably recruit detectives for a cost of about $100 per detective. If we had to rely solely on say, active practicing physicians, recruiting costs might be a lot higher. Because we have such a diverse audience and because we can work with everything from physicians, to med students, to nurses, to alternative medical providers, that actually reduces our recruitment cost per detective quite dramatically.

WF: How do you make money? How is that distributed to medical detectives?

For every dollar paid to us by a patient, CrowdMed ends up receiving more than half as gross margin. One advantage of our business model is we're essentially a SaaS company. We're providing a software product and our detectives are doing all the work. From our perspective as a company, the process is 100% automated from when a patient first visits our site all the way until they get their final report. In fact, if we had 10 times as many cases tomorrow, it would barely increase our workload at all. It's fairly high margin and highly scalable business model.

Our biggest cost is the cash that we pass along to the detectives as their incentive. However because detectives only get paid on our site based on performance, if the patient says that none of the detectives were helpful and none of their diagnostic solutions worked, the detectives don't get paid anything at all.

WF: Tell us about the team.

The founding team is me, Axel Setyanto who's our lead developer, and Jessica Greenwalt who is our lead designer. Jessica is actually not full-time with the company right now, but she's still a co-founder and still helps us out.

That was our core founding team, which was fantastic for building a product, getting it to market. After launch, we've hired more people on the marketing side, the partnership side, and also on the UX side. There's now over half a dozen of us at the company, including customer support, and a medical advisor. We've got all the rights seats filled right now. After our series A round, I would like to expand our sales team and strategic partnerships so that we can scale that part of the business further.

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Edward S. Yco Nov 17 2016

How does this compare to IBM Watson Health?



Jared Heyman CEO FOUNDER Nov 17 2016

Watson offers a cognitive computing approach to diagnosis, whereas CrowdMed harnesses the collective intelligence of actual humans. AI and machine learning-based systems like Watson cannot yet interact with patients or make sense of the type of medical case data that our human Medical Detectives can. That said, we're in ongoing partnership discussions with Watson with the goal of combining the complimentary strengths of "man and machine" to bring CrowdMed patients the best of both worlds.

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James Nguyen edited Nov 2 2016

(A) What does it mean that insurers have "agreed" to a paid pilot? Does it mean they have agreed verbally, have you already fully executed contracts, and/or have they already given you a population for the pilot? (B) How many months / years did it take from start of negotiations with the insurers to their "agreement" to the paid pilots? (C) I am worried about the red tape to get you guys started. What is your sense of this with the insurers you are working with? (D) Is it correct that you make $20 per year per patient in a population (based on your $2M per 100K patients)? (D) What are the milestones that the big VCs have given you before they will re-invest? (E) In March 2016, you have a pilot with a major insurer--who is it? What are prospects that they will sign you on permanently? Any contracts signed? (F) do you think the advent of AI will eliminate the need for this service? Have you thought about how AI might be integrated with your service in the future? (G) How defensible is your idea? Why can't a large insurer with contracts with many doctors already and a large population be able to quickly write your software? It is only after all SaaS software. Thanks for patiently considering my questions! I really like the idea and I think it is also doing good for society!



Jared Heyman CEO FOUNDER Nov 4 2016

a) Our pilots are in various stages of execution. One had a kick-off meeting with the plan's senior executive committee, two more are sending us claims data now, and another plan has members with active CrowdMed cases. b) Pilot sales cycles vary, typically 6-12 months. c) Red tape is a valid concern, but having CEO and/or CMO level support has helped us. d) That's our estimate for a health plan with a full scale contract, but we haven't yet arrived at that stage with any plans. d) These vary, but generally revolve around further traction with health plans. e) We're not yet releasing names publicly and I can't estimate odds of them signing full scale contracts, but we're optimistic. f) We view AI as more of a compliment to CrowdMed than a threat. g) It took us 3 years and millions of dollars to build our core technology, which is protected by multiple approved US patents.

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CROWDMED

2017 Report

Dear investors,

I started CrowdMed because I believe in the power of crowds to solve difficult medical cases, much more quickly, accurately, and inexpensively than individual physicians. Now with thousands of real-world medical mysteries solved on our site, we've proven that medical crowdsourcing works.

Our current challenge is scaling our product's reach to millions of more patients, but we're having difficulty finding a cost-effective distribution channel.

Since we've kept our operating costs low, we still have plenty of runway and even a modest increase in our case throughput could bring us to sustained profitability. Since we know that crowds are wise, we welcome your input, connections, and ideas as a CrowdMed investor.

We need your help!

We're exploring Direct Primary Care (DPC) providers as a viable referral source for CrowdMed. If you're connected to any DPC or concierge primary care physicians, we'd welcome an introduction to them. More generally, CrowdMed needs partners who can help expand our reach from thousands of patients to millions of them, so welcome ideas and intros from our investors. Please only introduce us to partners whom you've pre-screened and have expressed preliminary interest in working with us.

Sincerely,

Jared Heyman
CEO

Our Mission

One-third of US families have suffered from a medical issue that remains undiagnosed after consulting 2 or more physicians. But our patients can submit their case to thousands of vetted medical detectives who collaborate to resolve it. Studies show we're more reliable, cheaper, and faster than the traditional medical system alone. We've already launched pilots with 3 major health insurance plans—including one of the country's largest—to bring CrowdMed to millions of patients at no extra charge.

See our full profile

How did we do this year?

Report Card

B-

The Good

- Made many backend improvements to the technology platform, improving stability, maintainability, and scalability
- Helped hundreds of more patients get on the right path to a correct diagnosis and cure
- Created Signal, the first offshoot product based on CrowdMed's core underlying technology

The Bad

- We were unsuccessful winning contracts with major health plans and system

Without finding solid footing with enterprise partners, we've decided to focus on individual consumer and smaller B2B partnerships

Changes to Facebook's advertising platform has made micro-targeting consumers more challenging

2017 At a Glance

January 1 to December 31


$$$$

$282,981 +127%
Revenue



-$802,014
Net Loss


IOU!

$22,021 [43%]
Short Term Debt



$770,000
Raised in 2017



$630,000
Cash on Hand
As of 04/10/18



Months of Runway
As of 04/10/18

INCOME | BALANCE | NARRATIVE

Management's Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes and other financial information included elsewhere in this offering. Some of the information contained in this discussion and analysis, including information regarding the strategy and plans for our business, includes forward-looking statements that involve risks and uncertainties. You should review the "Risk Factors" section for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

We harness the wisdom of the crowds to help patients find the right path to a cure. Our community of expert Medical Detectives resolve challenging medical cases more quickly, accurately, and inexpensively than the traditional medical system. Patients who come to CrowdMed have wasted years and thousands of dollars bouncing from specialist to specialist, yet are still seeking answers. Now, they can access a community of thousands of medical experts all at once, online for a fraction of the price.
One-third of US families have suffered from a medical issue that remains undiagnosed after consulting 2 or more physicians. But our patients can submit their case to thousands of vetted medical detectives who collaborate to resolve it. Studies show we're more reliable, cheaper, and faster than the traditional medical system alone. We've already launched pilots with 3 major health insurance plans —including one of the country's largest—to bring CrowdMed to millions of patients at no extra charge.

Milestones

CrowdMed, Inc. was incorporated in the State of Delaware in October 2012.

Since then, we have:

- 1/3 of families have suffered from an unresolved medical issue after seeing 2+ physicians
- 20,000+ medical detectives have registered for CrowdMed
- 1500+ medical cases have been resolved on CrowdMed
- 28% reduction in medical costs for CrowdMed patients
- 3 paid pilots with major U.S. health plans

Historical Results of Operations

- *Revenues & Gross Margin.* For the period ended December 31, 2017, the Company had revenues of $282,981 compared to the year ended December 31, 2016, when the Company had revenues of $124,862. Our gross margin was 100.0% in fiscal year 2017, compared to 100.0% in 2016.
- *Assets.* As of December 31, 2017, the Company had total assets of $789,678, including $774,459 in cash. As of December 31, 2016, the Company had $833,451 in total assets, including $827,900 in cash.
- *Net Loss.* The Company has had net losses of $802,014 and net losses of $977,491 for the fiscal years ended December 31, 2017 and December 31, 2016, respectively.
- *Liabilities.* The Company's liabilities totaled $3,217,313 for the fiscal year ended December 31, 2017 and $2,468,944 for the fiscal year ended December 31, 2016.

Liquidity & Capital Resources

To-date, the company has been financed with $4,395,000 in convertibles.

We plan to use the proceeds as set forth in this Form C under "Use of Funds". We don't have any other sources of capital in the immediate future.

We will likely require additional financing in excess of the proceeds from the Offering in order to perform operations over the lifetime of the Company. Except as otherwise described in this Form C, we do not have additional sources of capital other than the proceeds from the offering. Because of the complexities and uncertainties in establishing a new business strategy, it is not possible to adequately project whether the proceeds of this offering will be sufficient to enable us to implement our strategy. This complexity and uncertainty will be increased if less than the maximum amount of securities offered in this offering is sold. The Company intends to raise additional capital in the future from investors. Although capital may be available for early-stage companies, there is no guarantee that the Company will receive any investments from investors.

Runway & Short/Mid Term Expenses

CrowdMed, Inc. cash in hand is $630,000, as of April 2018. Over the last three months, revenues have averaged $10,000/month, cost of goods sold has averaged $5,000/month, and operational expenses have averaged $40,000/month, for an average burn rate of $35,000 per month. Our intent is to be profitable in 0 months.

Net Margin: -283%

Gross Margin: 100%

Return on Assets: -102%

Earnings per Share: -$72,910.36

Revenue per Employee: $141,491

Cash to Assets: 98%

Revenue to Receivables: 2,830%

Debt Ratio: 407%

Crowdmed_Financial_Statement...

2017_1st_QT_BalanceSheet_.pdf

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2017_2nd_QT_BalanceSheet_.pdf

2017_4th_QT_P_L.pdf

2017_3rd_QT_BalanceSheet_.pdf

2017_1st_QT_P_L.pdf

2017_2nd_QT_P_L.pdf

2017_3rd_QT_P_L.pdf

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Michael Metz
Anne Brown
Thomas Gregory
Jaydee Plato
Paul Osorio
Janou Perczek
Kathleen Goddard
Pierre Marie Meyitang
Richard Lehner
Diana Olteanu
Padmaja Bodla
Glenn Rollf
Imran Abdul Ghani
Todd Gross
Sheryl Giffis
Phil Turturici
Diane Redfern
Cristobal D Arias
Renee Schaeffer
Julian Sardinas
Erik Talvola
Cody Thornton
Gregory Grasso
Gretchen O'Neill
Ann Edwards
Dennis Ascienzo
Joseph C. Oliver
Ted Ammon
Valerie A Reid
Michael Spector
Tommy Dodson
Isaac Lopez
Nilay Parikh
William Glenn Skyles
Richard Schneider
Lucius Reese
Christ Skizas
Jonathan Lam
Keith O'Connor
Frank Svejcar
Donna Schulz
Michael GLEDHILL
Mohamed Arif
Alan Burnes
Derek CHAMBERS
Eric Wells
Reynald Altema
George R. Banta
Dan Gietzen
Kalman Kaplan
Louis Gonzales
Rodney Wade
Peter Britka
Lucas Pinelli
David Christensen
T Clive Reynolds
Kody Bartz
Matthew Menster
John Hammar
Michael Copp
Donna McAlister
Shelton Roper
Bassey Bassey
Chim Yong Chin
Ashlee Reynolds
Marlene Shirley
C Cotropia
Ricky Mac
Ashfaq Uddin
Brandon MANN
Travis Uriarte
Cary S. Kart
Edwin E Fontilla
Pratul Kumar Singh
Keith Yeung
Alan KESLER
William Bazley
Patrick McCarver
Tina Tehoda
John Morro
Dallas Fotty
Lars Pedersen
Prentiss Robey
Jeremiah Ololo
Daniel Bridges
Mei Su
Alan Goldberg
Dave Soerens
Andre' P. Fournier

Kiran Patel
Ramachendra P Batni
Justin O. Wong
Shakeel Ishaq Ansari
Gina S. Ghent
Brian Purtell
Titus Oparaocha
Patrick COLLINS
Joe Robinson
Gerald Rhoades
Cameron Page
Rick Firmine
Aryeh Gross
Stephen Guilmette
Karen P. Storey
Deepak Suri
Hank Feddern
Christopher Ward
Stephen Pettey
Brad Thorson
Ryan Coe
Sean Casey
Robert Vande Steeg
Aaron Flewellen
Craig M Grossman
Kuldip S. Nijjar
Ratanak Suon
Alexander Svoronos
Syam Kethi Reddy
Garry CHAN
Mike Hofmann
Russell Larocque
[deleted user]
Jay Clutter

Thank You!

From the CrowdMed Team


in

Jared Heyman

CEO



Tricia Ismail
Communications Director



Mark Belongie
VP Strategic Alliance



Jessica Greenwalt
Advisor



Greg Swayne
Advisor



Greg Denari
Advisor

Details

The Board of Directors

DIRECTOR	OCCUPATION	JOINED
Lee Jared Heyman	CEO @ CrowdMed	2012

Officers

OFFICER	TITLE	JOINED
Lee Jared Heyman	CEO	2012

Voting Power

HOLDER	SECURITIES HELD	VOTING POWER
Lee Jared Heyman	Common 8,800,000	80.0%

Past Equity Fundraises

DATE	AMOUNT	SECURITY	EXEMPTION
02/2013	$2,400,000		Section 4(a)(2)
04/2013	$100,000		Section 4(a)(2)
09/2015	$800,000		Section 4(a)(2)
10/2016	$325,000		Section 4(a)(2)
03/2017	$400,000		Section 4(a)(2)
05/2017	$370,000		Section 4(a)(2)

The use of proceeds is to fund general operations.

Convertible Notes Outstanding

ISSUED	AMOUNT	INTEREST	DISCOUNT	VALUATION CAP	MATURITY
02/23/2013	$2,400,000			$8,000,000	
04/27/2013	$100,000			$8,000,000	
09/26/2015	$800,000			$18,000,000	
10/31/2016	$325,000				
03/31/2017	$400,000				
05/31/2017	$370,000				

Outstanding Debts

None.

Related Party Transactions

None.

Capital Structure

CLASS OF SECURITY	SECURITIES (OR AMOUNT) AUTHORIZED	SECURITIES (OR AMOUNT) OUTSTANDING	VOTING RIGHTS
Common	20,000,000	11,037,347	No
Preferred Stock	10,000,000	0	Yes

	SECURITIES RESERVED FOR ISSUANCE UPON EXERCISE OR CONVERSION
Warrants:	0
Options:	60,000

Risks

Security Vulnerabilities. While the company has passed a thorough third-party IT security audit, it's impossible to rule out all security vulnerabilities. If the company's protected patient information were to be hacked, it could cause repetitional damage to the company and create a legal liability.

Reliance on Key Personnel. As a startup organization, the company is still very dependent on its co-founders. If anything catastrophic were to happen to Axel Setyanto or Jared Heyman, the future of the company would be compromised.

CrowdMed's current revenue is not sufficient to support its fixed costs. If the company does not grow revenue via health plan partnerships or direct-to-consumer marketing, or from investment capital, it will not be able to maintain operations.

CrowdMed has 4 health plan pilots in various stages of negotiation and execution, including 3 major US-based plans and 1 international plan. If these pilots are successful, they could lead to multi-million dollar client relationships and access to hundreds of thousands, or even millions, of covered patient lives. However, if these pilots are not successful, the health plans will not likely engage with CrowdMed at-scale.

Description of Securities for Prior Reg CF Raise

Additional issuances of securities. Following the Investor's investment in the Company, the Company may sell interests to additional investors, which will dilute the percentage interest of the Investor in the Company. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured. The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. The declining of an opportunity or the inability of the Investor to make a follow-on investment, or the lack of an opportunity to make such a follow-on investment, may result in substantial dilution of the Investor's interest in the Company.

Issuer repurchases of securities. The Company may have authority to repurchase its securities from shareholders, which may serve to decrease any liquidity in the market for such securities, decrease the percentage interests held by other similarly situated investors to the Investor, and create pressure on the Investor to sell its securities to the Company concurrently.

A sale of the issuer or of assets of the issuer. As a minority owner of the Company, the Investor will have limited or no ability to influence a potential sale of the Company or a substantial portion of its assets. Thus, the Investor will rely upon the executive management of the Company and the Board of Directors of the Company to manage the Company so as to maximize value for shareholders. Accordingly, the success of the Investor's investment in the Company will depend in large part upon the skill and expertise of the executive management of the Company and the Board of Directors of the Company. If the Board Of Directors of the Company authorizes a sale of all or a part of the Company, or a disposition of a substantial portion of the Company's assets, there can be no guarantee that the value received by the Investor, together with the fair market estimate of the value remaining in the Company, will be equal to or exceed the value of the Investor's initial investment in the Company.

Transactions with related parties. The Investor should be aware that there will be occasions when the Company may encounter potential conflicts of interest in its operations. On any issue involving conflicts of interest, the executive management and Board of Directors of the Company will be guided by their good faith judgement as to the Company's best interests. The Company may engage in transactions with affiliates, subsidiaries or other related parties, which may be on terms which are not arm's-length, but will be in all cases consistent with the duties of the management of the Company to its shareholders. By acquiring an interest in the Company, the Investor will be deemed to have acknowledged the existence of any such actual or potential conflicts of interest and to have waived any claim with respect to any liability arising from the existence of any such conflict of interest.

Minority Ownership

An Investor in the Company will likely hold a minority position in the Company, and thus be limited as to its ability to control or influence the governance and operations of the Company.

The marketability and value of the Investor's interest in the Company will depend upon many factors outside the control of the Investor. The Company will be managed by its officers and be governed in accordance with the strategic direction and decision-making of its Board Of Directors, and the Investor will have no independent right to name or remove an officer or member of the Board Of Directors of the Company.

Following the Investor's investment in the Company, the Company may sell interests to additional investors, which will dilute the percentage interest of the Investor in the Company. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured.

The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. The declining of an opportunity or the inability of the Investor to make a follow-on investment, or the lack of an opportunity to make such a follow-on investment, may result in substantial dilution of the Investor's interest in the Company.

Exercise of Rights Held by Principal Shareholders

As holders of a majority-in-interest of voting rights in the Company, the shareholders may make decisions with which the Investor disagrees, or that negatively affect the value of the Investor's securities in the Company, and the Investor will have no recourse to change these decisions. The Investor's interests may conflict with those of other investors, and there is no guarantee that the Company will develop in a way that is optimal for or advantageous to the Investor. For example, the shareholders may change the terms of the operating agreement for the company, change the terms of securities issued by the Company, change the management of the Company, and even force out minority holders of securities. The shareholders may make changes that affect the tax treatment of the Company in ways that are unfavorable to you but favorable to them. They may also vote to engage in new offerings and/or to register certain of the Company's securities in a way that negatively affects the value of the securities the Investor owns. Other holders of securities of the Company may also have access to more information than the Investor, leaving the Investor at a disadvantage with respect to any decisions regarding the securities he or she owns. The shareholders have the right to redeem their securities at any time. Shareholders could decide to force the Company to redeem their securities at a time that is not favorable to the Investor and is damaging to the Company. Investors' exit may affect the value of the Company and/or its viability. In cases where the rights of holders of convertible debt, SAFES, or other outstanding options or warrants are exercised, or if new awards are granted under our equity compensation plans, an Investor's interests in the Company may be diluted. This means that the pro-rata portion of the Company represented by the Investor's securities will decrease, which could also diminish the Investor's voting and/or economic rights. In addition, as discussed above, if a majority-in-interest of holders of securities with voting rights cause the Company to issue additional stock, an Investor's interest will typically also be diluted. Based on the risks described above, the Investor could lose all or part of his or her investment in the securities in this offering, and may never see positive returns.

Restrictions on Transfer

The securities offered via Regulation Crowdfunding may not be transferred by any purchaser of such securities during the one year period beginning when the securities were issued, unless such securities are transferred:

- to the issuer;
- to an accredited investor;
- as part of an offering registered with the U.S. Securities and Exchange Commission; or

- to a member of the family of the purchaser or the equivalent, to a trust controlled by the purchaser, to a trust created for the benefit of a member of the family of the purchaser or the equivalent, or in connection with the death or divorce of the purchaser or other similar circumstance.

Valuation Methodology for Prior Reg CF Raise

The initial amount invested in a Convertible Note is determined by the investor, and we do not guarantee that the Convertible Note will be converted into any particular number of shares of Preferred Stock . As discussed in Question 13, when we engage in an offering of equity interests involving Preferred Stock , Investors may receive a number of shares of Preferred Stock calculated as either (i) the total value of the Investor's investment, divided by the price of the Preferred Stock being issued to new Investors, or (ii) if the valuation for the company is more than $18 million , the amount invested divided by the quotient of (a) the Valuation Cap ($18 million) divided by (b) the total amount of the Company's capitalization at that time. Because there will likely be no public market for our securities prior to an initial public offering or similar liquidity event, the price of the Preferred Stock that Investors will receive, and/or the total value of the Company's capitalization, will be determined by our board of directors . Among the factors we may consider in determining the price of Preferred Stock are prevailing market conditions, our financial information, market valuations of other companies that we believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant. In the future, we will perform valuations of our stock (including both common stock and Preferred Stock) that take into account, as applicable, factors such as the following:

- unrelated third party valuations of our common stock;
- the price at which we sell other securities, such as convertible debt or preferred stock, in light of the rights, preferences and privileges of our those securities relative to those of our common stock;
- our results of operations, financial position and capital resources;
- current business conditions and projections;
- the lack of marketability of our common stock;
- the hiring of key personnel and the experience of our management;
- the introduction of new products;
- the risk inherent in the development and expansion of our products;
- our stage of development and material risks related to our business;
- the likelihood of achieving a liquidity event, such as an initial public offering or a sale of our company given the prevailing market conditions and the nature and history of our business;
- industry trends and competitive environment;
- trends in consumer spending, including consumer confidence;
- overall economic indicators, including gross domestic product, employment, inflation and interest rates; and
- the general economic outlook.

We will analyze factors such as those described above using a combination of financial and market-based methodologies to determine our business enterprise value. For example, we may use methodologies that assume that businesses operating in the same industry will share similar characteristics and that the Company's value will correlate to those characteristics, and/or methodologies that compare transactions in similar securities issued by us that were conducted in the market.

Company

CrowdMed, Inc.

- Delaware Corporation
- Organized October 2012
- 2 employees

11201 N. Tatum Blvd Suite 300 PMB 15731
Phoenix AZ 85028

https://www.crowdmed.com/

Business Description

Refer to the CrowdMed profile.

EDGAR Filing

The Securities and Exchange Commission hosts the official version of this annual report on their EDGAR web site. It looks like it was built in 1989.

Compliance with Prior Annual Reports

CrowdMed is current with all reporting requirements under Rule 202 of Regulation Crowdfunding.

All prior investor updates

You can refer to the company's updates page to view all updates to date. Updates are for investors only and will require you to log in to the Wefunder account used to make the investment.

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Jared Heyman

Founder of CrowdMed

San Francisco, California | Health, Wellness and Fitness

Current	CrowdMed, Infosurv
Previous	Infosurv, Bain & Company
Education	The University of Texas at Austin - The Red McCombs School of Business

500+ connections

https://www.linkedin.com/in/jaredheyman

Background

Summary

Jared Heyman is the Founder & CEO of CrowdMed (www.crowdmed.com), a digital health startup harnessing 'the wisdom of crowds' to solve the world's most difficult medical cases online. The company is backed by top-tier Silicon Valley venture capital firms NEA, Khosla Ventures, Andreessen-Horowitz, Greylock Partners, SV Angel & Y Combinator, non-profits including the Knight Foundation and Emerson Collective (Laurene Powell Jobs), and angel investors including Sam Altman, Anne Wojcicki, Patrick Dempsey, Elad Gil, and Ben Ling. Over $3M in capital raised to date.

Heyman has spent the past 15 years as an Internet technology entrepreneur. He founded his first company in college, the online survey firm Infosurv (www.infosurv.com), which he bootstrapped from zero to over $20M in cumulative revenue. He also founded the Infosurv spin-out Intengo (www.gointengo.com) a leading-edge prediction market technology for market research.

He has been featured on Bloomberg TV, Fox News, USA Today, CBS News, NBC News, the Wall Street Journal, The Economist, Forbes, CNN Online, the Chicago Tribune, Entrepreneur magazine, TechCrunch, BusinessWeek, VentureBeat, Wired, Fast Company, NPR, MedCrunch, New Scientist magazine, and hundreds more. He was also featured on the cover of Inc. magazine in November 2011 and gave a TEDMED talk in September 2014. He has spoken at several major healthcare and technology events, including the Rock Health Innovation Summit, Personalized Medicine World Conference, Exponential Medicine, and CA World.

Heyman was formerly a consultant at Bain & Company and graduated Magna Cum Laude from the University of Texas at Austin with majors in Business Honors and Marketing. He is the lead inventor on multiple US patents related to prediction market technology.


rewrITE™
CROWDMED

How CrowdMed Solves Tough Medical Cases


CrowdMed
Patient Costs
$50 Deposit
Standard ($299)
Includes:
$200 medical detective compensation offer
60 day case duration
8-15 medical detectives
Premium ($499)
Includes:
$300 medical detective compensation offer
90 day case duration
15-30 medical detectives

Crowdsourcing Cures With Medical Detectives



CrowdMed finds diagnoses…


TEDMED

A doctor's office that can't b…



CrowdMed // Health Innova…

Experience

Founder & CEO
CrowdMed
October 2012 – Present (4 years 1 month) | San Francisco Bay Area

CrowdMed is harnessing "the wisdom of crowds" to solve difficult medical cases online, many times less expensively and more quickly than the traditional medical system.

On CrowdMed, a patient with an unsolved medical mystery posts their case by answering a comprehensive set of medical questions, uploading relevant diagnostic and imaging test results, and selecting a subscription package. Then CrowdMed's community of thousands of Medical Detectives may select and collaborate on solving it using chat, discussion, and point allocation features, while a patented prediction market technology accurately identifies the most probable diagnoses and solutions.

Using this innovative crowdsourcing methodology, CrowdMed has resolved over 1,000 real-world medical cases to date, with an over 60% success rate, for patients who on average had been sick for 7 years, seen 8 doctors, and incurred over $70,000 in medical expenses before submitting their case. The average case resolution time is 2-3 months and the cost is <$500 per case. CrowdMed's clinical results have been published in major peer-reviewed medical journals, and presented at prestigious healthcare events including the Personalized Medicine World Conference, Health Innovation Summit, Exponential Medicine, and TEDMED. The company is now partnering with health plans, provider systems, and self-insured employers, who enjoy an average 8x ROI on CrowdMed fees in the first year alone.

The company has raised over $3M in venture capital to date from several top-tier Silicon Valley venture funds, including NEA, Khosla Ventures, Andreessen Horowitz, Greylock Partners, SV Angel, and Y Combinator.

Chairman
Infosurv
July 2010 – Present (6 years 4 months) | Greater Atlanta Area

Promoted senior leadership team to take over day-to-day operations of company. Now provides strategic advice and guidance.

Founder & CEO
Infosurv
September 2001 – July 2010 (8 years 11 months) | Greater Atlanta Area

Online research firm specializing in prediction markets, employee, customer, and market research surveys. Founded company in college and bootstrapped from zero to ~$20M in cumulative revenue. Hired dozens of talented employees. Invented and patented the Intengo prediction market platform, which was later spun out into a separate organization.

Associate Consultant
Bain & Company
May 2000 – July 2001 (1 year 3 months) | Dallas/Fort Worth Area

Languages

Spanish **Portuguese**

Skills

Top Skills

- 62 Start-ups
- 49 Strategy
- 45 Entrepreneurship
- 36 Market Research
- 30 Customer Insight
- 24 Marketing Research
- 19 Leadership
- 19 Venture Capital
- 16 Business Strategy
- 14 Quantitative Research

Jared also knows about...

- 13 Survey Design
- 11 Marketing Strategy
- 11 Analytics
- 7 Healthcare
- 6 Customer Surveys
- 6 Business Development
- 5 Prediction Markets
- 5 Market Analysis
- 5 Consumer Behaviour
- 4 Competitive Intelligence
- 4 Brand Equity
- 3 Employee Surveys
- 3 Competitive Analysis
- 3 Product Management
- 3 Angel Investing

See 5+ >

Education

The University of Texas at Austin - The Red McCombs School of Business
BBA, Business Honors/Marketing, Magna cum laude
1996 – 2000

Activities and Societies: Business Honors Society, BBA Today Newsletter (Editor), Pi Lambda Phi fraternity

Additional Info

- **Interests**

Sailing, new technology, private aviation, travel, snowboarding, outdoor adventure sports

Organizations

Additional Organizations

Y Combinator (YC), Entrepreneur's Organization (EO), Council of American Survey Research Organizations (CASRO), American Marketing Association (AMA), Market Research Association (MRA), Atlanta High Tech CEO Council

Honors & Awards

Additional Honors & Awards

GUEST LECTURER

- Emory University
- University of Georgia
- Georgia Institute of Technology
- Singularity University

Patents

Method and apparatus for on-line prediction of product concept success

United States 8,285,632

Issued November 16, 2009

A method, network entity and computer program product are provided for conducting a prediction market to test product concepts. In particular, an interface may be provided from which a user may select one or more markets in which the user would like to participate in a prediction market. Information associated with each of a group of product concepts falling within one of the selected markets,... **more**

Method for On-line Prediction of Medical Diagnosis

United States 8,949,136

Issued October 5, 2012

In a method of generating a diagnosis of a medical condition, a list of symptoms is received at a server from a patient computer. The list of symptoms is presented to a plurality of participants. A list of diagnoses corresponding to the list of symptoms is presented to the plurality of participants. An input is received from each of the plurality of participants in which the input indicates a... **more**

Recommendations

Given (3)



Thomas Krafft
Head of Marketing

"Thomas is a true digital marketing expert, fluent in every online marketing tactic: SEM, SEO, CRO, display ads, messaging, affiliate marketing, and more. He's incredibly passionate and dedicated to his work, available virtually 24/7 to get things done. He's also a pleasure to work with and a capable manager. If you need a senior and knowledgable digital marketer, he's your guy.

April 16, 2015, Jared managed Thomas at CrowdMed



David Bates
CEO & Creative Director

"David and his Bokeh team are master videographers. We've hired them to make several marketing videos for CrowdMed, which require a high degree of captivating and emotional storytelling in a short amount of time. They scripted, filmed, and edited the videos, and the final results were quite impressive. David was also responsive, flexible, and easy to work with, so I'd... **more**

March 16, 2015, Jared was David's client



Patrick S. Chung
Partner

"Patrick led our $2.3m seed round for CrowdMed has been a pleasure to work with throughout the experience. He "got" our business concept right away, asked smart questions in the pitch meeting, and made an investment decision quickly -- all great traits in a VC. In the months since the actual investment, he's proven an involved and helpful investor, providing great... **more**

October 18, 2013, Jared was with another company when working with Patrick S. at New Enterprise Associates

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